Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	November 26, 2003

Contact:	Hazel S. Farmer
(804) 435-4101 or 1-800-435-1140

BAY BANKS INCREASES DIVIDEND

The Board of Directors of Bay Banks of Virginia, Inc., holding company for Bank of Lancaster and Bay Trust Company, declared a fourth quarterly cash dividend of 15 cents per share, a 1 cent increase over the prior quarter dividend and an increase of 7% over the prior year’s dividend.

This dividend will be paid on December 15, 2003 to Stockholders of record December 1, 2003.

Bay Banks President Austin L. Roberts, III reports that “this is the 32nd consecutive year of dividend increases paid to Stockholders, a strong indication of the confidence of our Board and our management in the future of Bank of Lancaster and Bay Trust Company. This fourth quarterly dividend will be paid on approximately 2,321,475 shares for a total of $348,221, bringing the total dividend paid for 2003 to $1,318,661. This compares to $1,150,497 paid in 2002 and $1,077,032 paid in 2001.

In making this announcement, Roberts reported that “2003 has been a good year for our company, especially given the difficulties posed by the current economic environment. Total assets have increased $20 Million since year-end 2002, with quarter-end assets of $283.1 Million. This is an increase of 8% for the nine months ended September 30, 2003. Net loans were $176.6 Million at quarter-end as compared to $168.4 Million at year-end 2002. This represents an increase of $8.1 Million, or 5%.

“Deposits,” Roberts further reported, “have achieved tremendous growth through the first nine months of 2003. Year-end 2002 total deposits were $231.5 Million and as of September 30, 2003, we have already reached $249.5 Million. This represents an increase of $18 Million, or 8% for the first nine months of this year. Most encouraging is the spectacular growth in our regular checking accounts, which we feel are our core deposits. Balances in these non-interest bearing deposits have increased to $33.4 Million at quarter-end. This represents a $7.7 Million increase in balances for a growth rate of 30%. We are extremely pleased to see this level of growth in deposits within our market because it says to us that our customers understand our commitment to provide them with the very best in products and services.

“Bay Banks has been reasonably pleased with the growth in noninterest income. However, we have continued to see our net interest margin contract over the third quarter as we have over all of 2003. Earnings for Bay Banks were $1.3 Million for the nine months ended September 30, 2003. While this is below the prior-year earnings of $1.8 Million, the trends for the Company’s growth are very encouraging. The first nine months of 2003 have been a period of diverse and exciting growth for Bay Banks. Renovation and investment in our facilities throughout the Northern Neck have resulted in continued increases in our already leading market share. The Company’s market share in 2003 is 30.2% as opposed to last year’s 29.6% and nearly 5% greater than our next closest competitor. Bay Banks has, also, invested in very skilled and proficient personnel, which has allowed us to place even more qualified professionals in service to assist those customers seeking consumer or commercial loan services, trust services and personal financial management.

“We are continually offering new products and services,” Roberts reported. One program that our customers have found of great value is our credit card program. With both the merchant accounts on the commercial side and the credit cards for individuals, this program provides our customers with credit cards that are accepted worldwide but customer accounts are handled here at home by the Bank’s staff. This sets us apart from our competitors. We have just introduced a new VISA Gift Card program, and these Gift Cards can be purchased through our Bank of Lancaster website at www.bankoflancaster.com or any of our offices.”

We have completed the renovations to both our Montross Office and our Northside Office. We hope to begin renovations at the Main Office in early 2004.

In closing, Roberts stated “we have positioned ourselves over the years to be the area’s complete financial services provider. With the array of financial products and services provided by Bank of Lancaster, Bay Trust Company and our Planning Plus Program, combined with the expertise of our officers and staff, our customers have available to them every product from a child’s first savings account to estate planning. We continue to hold the largest market share of any bank in the Northern Neck, an indication to us that our communities find our services and products of value. Our commitment to service excellence, combined with our strong sense of commitment to pay our “civic rent” to the communities we feel privileged to serve, have become our trademark. These commitments are simply good business and it’s the way we’ve done business since we opened our doors in 1930. We look forward to 2004 and to continuing our partnership with the residents of the Northern Neck and Middle Peninsula.”